Exhibit 23.2

                                    KPMG, LLP
                               Public Accountants
                       1211 S.W. Fifth Avenue, Suite 2000
                             Portland, Oregon 97204




                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
OMNI Rail Products, Inc.


We consent to the use of our report incorporated herein by reference.

Our report dated June 25, 1999, contains an explanatory paragraph that states that the Company suffers liquidity constraints, has significant debt maturities within one year, has a working capital deficit, and a stockholders' deficit which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



Portland, Oregon
September 29, 1999